Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

JX Luxventure Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price per Share(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Other (1)	20,000,000	$0.71	$14,200,000	$110.20 per $1,000,000	$1,564.84

Total Offering Amounts					$14,200,000	$111.20 per $1,000,000	$1,564.84
Total Fee Offsets							—
Net Fee Due							$1,564.84

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock quoted on the Nasdaq Capital Market, LLC on November 2, 2022.

(2)	An aggregate of 40,000,000 shares of Common Stock is reserved for issuance pursuant to awards under JX Luxventure Limited New 2022 Equity Incentive Plan (the “New 2022 EIP”) as of the date of this Registration Statement. 20,000,000 shares of Common Stock issuable under the New 2022 EIP are being registered in this Registration Statement on Form S-8 (the “Registration Statement”). To the extent permitted by Rule 416, this Registration Statement also covers an indeterminate number of additional shares of common stock of JX Luxventure Limited (the “Company”) that become issuable under the New 2022 EIP by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of outstanding shares of common stock of the Company.